Exhibit 5.1

[Letterhead of Bond, Schoeneck & King, PLLC]

Avant Building — Suite 900 | 200 Delaware Avenue | Buffalo, NY 14202-2107 | bsk.com

February 15, 2018

EastGroup Properties, Inc.
400 W. Parkway Place
Suite 100
Ridgeland, MS 39157

Re: Legality of Common Stock Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We are legal counsel to EastGroup Properties, Inc., a Maryland corporation (the “Company”), and have represented the Company in connection with the Company’s issuance and sale of up to 10,000,000 shares of Common Stock, $0.0001 par value per share, of the Company (the “Shares”) pursuant to the Sales Agency Financing Agreements (the “Sales Agreements”) each dated or amended as of February 15, 2018 between the Company and each of BNY Mellon Capital Markets, LLC, BTIG, LLC, Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC, individually as Sales Agents (collectively, the “Agents”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended, (the “Act”) in accordance with the terms of the Sales Agreements.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-216480), filed with the Securities and Exchange Commission on March 6, 2017 (as amended and supplemented from time to time and including the documents incorporated by reference therein, the “Registration Statement”), which includes the Company’s base prospectus dated March 6, 2017 (the “Base Prospectus”); (ii) the Company’s Prospectus Supplement dated February 15, 2018 (the “Prospectus Supplement” and together with the Base Prospectus and the documents incorporated by reference therein, collectively, the “Prospectus”); (iii) the Articles of Incorporation, as amended, of the Company (the “Charter”); (iv) the Bylaws, as amended, of the Company; (v) the Sales Agreements and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

For purposes of rendering our opinions herein, we have further assumed that (i) the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Agreements will be in full force and effect at all times at which the Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions and (ii) each issuance of Shares by the Company under the Agreement will be approved by the Board of Directors of the Company (the “Board”) or an authorized committee of the Board.

Based upon the foregoing, we are of the opinion that when (a) the purchase price or prices for the Shares and the number of the Shares (in any case not to exceed 10,000,000 in the aggregate) to be offered and sold from time to time have been duly established and approved by resolutions duly adopted by the Board, or a duly authorized committee thereof, and agreed upon by the Company and the respective purchasers of the Shares, and (b) the Shares have been issued and delivered by the Company against payment of such purchase price or prices, as the case may be, in accordance with the relevant Sales Agreement, after deduction from such purchase price or prices of the Agent’s commission and such other amounts, if any, as may be deducted therefrom in accordance with such Sales Agreement and resolutions duly adopted by the Board, or a duly authorized committee thereof, the Shares will be duly authorized, validly issued, fully paid and nonassessable; provided, that (i) the purchase price per Share paid by purchasers is equal to or in excess of any minimum purchase price, and within any other parameters, established by the Board, or a duly authorized committee thereof in accordance with the resolutions authorizing the issuance thereof, and (ii) the aggregate number of Shares issued and issuable pursuant to the Sales Agreements, when taken together with the other issued and outstanding shares of Common Stock, does not exceed the number of authorized shares of Common Stock set forth in the Charter.

We consent to the reference to this law firm under the caption “Legal Matters” in the Prospectus and to the inclusion of a copy of this Opinion Letter as an exhibit to the Company’s Current Report on Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ BOND, SCHOENECK & KING, PLLC